Exhibit 99.1

Fresh Vine Wine Announces Third Quarter Results

Undertakes Reorganization to Leverage Success to Date

MINNEAPOLIS, Nov. 14, 2022 (Globe Newswire) -- Fresh Vine Wine, Inc. (NYSE American: VINE), a leading producer of lower carb, lower sugar, and lower calorie premium wines in the United States, announced that the company today filed with the Securities and Exchange Commission its Quarterly Report on Form 10-Q for the third quarter ended September 30, 2022.

Rick Nechio, Interim Chief Executive Officer of Fresh Vine Wine, added, “Fresh Vine Wine has successfully opened product distribution in 43 states, plus Puerto Rico, with 2 additional states awaiting licensing this year. Today between our distributors and online strategic partners, Fresh Vine Wine reaches all 50 states. Our wines are being produced by one of the most decorated winemakers in California, Jamey Whetstone, leading to wide acclaim from some of the most celebrated wine critics, and are the signature product of two celebrities, Nina Dobrev and Julianne Hough. As a result, we have been able to secure relationships with four of the five largest wine distributors in the United States, placement on the two largest online wine retailers, and shelf space in numerous grocery chains, while being featured on the wine list of a growing cadre of restaurant chains. This is a solid foundation for growth that has been achieved in what we understand to be record time.”

“As with many fast-growing companies building a brand and creating a new market, there have been learnings along the way. Consequently, to better leverage our success to date, we are reorganizing Fresh Vine Wine to position the company for continued growth while conserving cash. The intention of our strategic reorganization is to better leverage our existing assets, improve our sales and marketing efficiency and preserve cash. We are highly confident in this new organizational structure and believe it is the best way to optimize the value of Fresh Vine Wine both today as well as over the long term.”

The main components of the Company’s reorganization in the third and fourth quarter include:

●	Outsourcing the company’s sales function to a third-party organization with extensive experience in the wine and spirits industry, which is expected to improve sales efficiency and productivity. In the process, the company converted a majority of the company’s sales expense from a fixed to a variable cost.

●	Entering a contract with a marketing agency that has extensive consumer packaged goods experience, including celebrity and influencer-endorsed brands, to completely overhaul the company’s marketing strategy and plan, primarily intended to better leverage the company’s tremendous assets, including celebrity ownership, to grow the Company’s Direct-to-Consumer business.

●	The company’s leadership team has already deferred certain investments in additional inventory, curtailed its sales and marketing efforts and staffing, and taken other measures to reduce expenses and business operations. Collectively, these cost reduction efforts have reduced the company’s budgeted cash requirements by approximately $5.0 million for the second half of 2022, preserving capital for its highest-priority expenses and investments and providing an additional runway for the growth strategy to gain traction in the market.

●	Hired James Spellmire, a veteran public company financial professional, accomplished entrepreneur and expert in cash preservation strategies, as Chief Financial Officer.

An important element of the reorganization plan is establishing a cash runway that will provide sufficient time for the plan to gain traction. As part of that plan, the company believes it currently has sufficient wine in inventory to meet demand for the balance of year and early 2023 as well as mitigate supply chain risks the industry is facing, which would otherwise have been a drain on cash.

“In short, we feel we are well-positioned for the move into Q4, which is historically the season for the lion’s share of wine sales over the course of the year. We are already in place with several national grocery retailers, with more coming online between now and the end of the year, just in time for the holidays,” says Nechio.

Third Quarter Financial Results and Commentary

For the three months ended September 30, 2022, net revenue was flat compared to the same periods in 2021 due to timing of orders and seasonality. For the nine months ended September 30, 2022, we experienced an increase of 136% in net revenue compared to the same periods in 2021. The increase in net revenue for the nine-month period was primarily attributable to our increasing presence in the wholesale market and additional varietal offerings. In correlation with increasing sales, the cost of revenues during the three and nine months that ended September 30, 2022, increased 86% and 190%, respectively, compared to the same periods in 2021 due to volumes of shipments as well as higher storage fees. As a result of the cash preservation initiatives undertaken in the third quarter of 2022, we reduced our net loss by $2 million on a sequential basis, to approximately $2.6 million in the third quarter of 2022 as compared to approximately $4.6 million during the second quarter of 2022.

In parallel, the company continues to execute its growth strategy, opening new distributor and retail relationships, expanding to new geographic markets, and introducing new product extensions. The company believes that these efforts will further accelerate top-line growth in ways that will improve liquidity measures as the company converts inventory and receivables to cash.

Readers are referred to, and encouraged to read in its entirety, the company’s Quarterly Report on Form 10-Q for the three months ended September 30, 2022, as filed with the Securities and Exchange Commission, which includes further detail on the company’s business plans, operations, financial condition, and results of operations.

Press contact – FreshVineWine@jonesworks.com

IR contact – Joeh@gregoryfca.com

About Fresh Vine Wine, Inc.

Fresh Vine Wine, Inc. (NYSE American: VINE) is a premier producer of lower carb, lower calorie premium wines in the United States, kicking off a 2022 growth plan following its IPO in mid-December 2021. Fresh Vine Wine’s brand vision is to lead the emerging natural and accessible premium wine category, as health trends continue to accelerate in the US marketplace. The 2020 US wine market was a $69 billion category. Fresh Vine Wine plans to accelerate growth in 2022 by amplifying its marketing, expanding product offerings, and expanding its team. Fresh Vine Wine positions its core brand lineup as an affordable luxury, retailing between $14.99-$24.99. Fresh Vine Wine’s varietals currently include its Cabernet Sauvignon, Chardonnay, Pinot Noir, Rosé, Sauvignon Blanc, Sparkling Rosé and a limited Reserve Napa Cabernet Sauvignon.

Forward-Looking Statements

This press release includes forward-looking statements. These forward-looking statements generally can be identified by the use of words such as “anticipate,” “expect,” “plan,” “could,” “may,” “will,” “believe,” “estimate,” “forecast,” “goal,” “project,” and other words of similar meaning. These forward-looking statements address various matters including statements regarding the timing or nature of future operating or financial performance or other events. Each forward-looking statement contained in this press release is subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statement. Applicable risks and uncertainties include, among others, our ability to achieve positive cash flow from our operations on our anticipated timeframes or at all; the inclusion of the Company’s wines in Fall resets of four national, big box grocery retailers and the impact of such inclusion of the Company’s operating results; the Company’s ability to hire additional personnel and to manage the growth of its business; the Company’s reliance on its brand name, reputation and product quality; the Company’s ability to adequately address increased demands that may be placed on its management, operational and production capabilities; the effectiveness of the Company’s advertising and promotional activities and investments; the Company’s reliance on celebrities to endorse its wines and market its brand; general competitive conditions; fluctuations in consumer demand for wine; overall decline in the health of the economy and consumer discretionary spending; the occurrence of adverse weather events, natural disasters, public health emergencies, or other unforeseen circumstances that may cause delays to or interruptions in the Company’s operations; risks associated with disruptions in the Company’s supply chain for grapes and raw and processed materials; the impact of COVID-19 and its variants on the Company’s customers, suppliers, business operations and financial results; disrupted or delayed service by the distributors the Company relies on for the distribution of its wines; the Company’s ability to successfully execute its growth strategy; the Company’s success in retaining or recruiting, or changes required in, its officers, key employees or directors; the Company’s ability to protect its trademarks and other intellectual property rights; the Company’s ability to comply with laws and regulations affecting its business, including those relating to the manufacture, sale and distribution of wine; claims, demands and lawsuits to which the Company are or may be subject and the risk that its insurance or indemnities coverage may not be sufficient; the Company’s ability to operate, update or implement its IT systems; the Company’s ability to successfully pursue strategic acquisitions and integrate acquired businesses; the Company’s potential ability to obtain additional financing when and if needed; the Company’s founders’ significant influence over the Company; and the risks identified in the Company’s other filings with the SEC. The Company cautions investors not to place considerable reliance on the forward-looking statements contained in this press release. You are encouraged to read the Company’s filings with the SEC, available at www.sec.gov, for a discussion of these and other risks and uncertainties. The forward-looking statements in this press release speak only as of the date of this document, and the Company undertakes no obligation to update or revise any of these statements. The Company’s business is subject to substantial risks and uncertainties, including those referenced above. Investors, potential investors, and others should give careful consideration to these risks and uncertainties.

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